UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2015

Titanium Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

11701 Bee Cave Road, Suite 124, Austin, Texas 78738

(Address of principal executive offices)

(469) 606-4521

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 2.01 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 1, 2015, Titanium Healthcare, Inc. (the "Company") closed the purchase of a 70% membership interest in Dermatopathology Institute of New Jersey, LLC ("DPI"), a New Jersey limited liability company, pursuant to a Membership Interest Purchase Agreement (the "Membership Interest Purchase Agreement") with the sole equity holder of DPI, Dr. Samar Shami. Pursuant to the terms of the Membership Interest Purchase Agreement, we acquired 70% of the issued and outstanding membership interests of DPI in exchange for adding urine drug toxicology operations to the facility and guaranteeing certain bank debt obligations of DPI. As a result of the Membership Interest Purchase Agreement, DPI is now a majority-owned subsidiary of the Company. As of December 1, 2015 the unpaid bank debt obligation was approximately $136,000 which bears interest at 4.750% and is collateralized by all assets of DPI. The bank debt obligation requires monthly principal and interest payments of $12,324 until such time as the bank debt obligation is paid in full, which is anticipated to occur September 30, 2016.

The Membership Interest Purchase Agreement provides for customary representations and warranties from the seller with respect to DPI and provides for indemnification obligations from each of the seller and buyer with respect to breaches of representations and warranties and non-fulfillment of covenants, up to a maximum of $25,000 by the seller.

In addition to the Membership Interest Purchase Agreement, DPI and Dr. Shami entered into a Member Services Agreement (the "Member Services Agreement"), which (a) provides for the issuance of 250,000 shares of common stock of the Company to Dr. Shami, and (b) a three year compensation agreement for Dr. Shami to serve as the director of the laboratory and as a dermatopathologist receiving hourly compensation and incentive compensation up to $60,000 in the event DPI's calendar 2016 actual EBITDA ("EBITDA" meaning earnings before interest, taxes, depreciation and amortization) are equal to or exceed $1,000,000. DPI is also obligated to provide occurrence-based medical malpractice coverage under the terms of the Member Services Agreement.

Additionally, DPI is a party to a commercial real estate lease agreement for the premises occupied by the laboratory in Red Bank, New Jersey. The term of this lease agreement runs through March 31, 2018 and Dr. Shami is a member of the entity which is the landlord under the lease. Under the terms of this lease agreement, DPI is obligated to pay base rent to the landlord and costs associated with the taxes, maintenance, preservation, care, repair, operation and insurance of the laboratory premises are passed through to DPI and payable to the landlord as additional rent.

Future minimum base rent payments under this lease agreement are expected to be:

Year	$ Monthly	$ Total
2015	$9,101	$109,213
2016	9,374	112,489
2017	9,655	115,864
2018	9,945	29,835
		$367,401

Upon closing, we began immediately internally processing urine drug toxicology laboratory samples and generating revenues for the DPI operations. For the period between April 2014 and closing, operations at DPI were suspended and it generated no revenues.

All assets and liabilities are expected to be recorded at their estimated fair values on the acquisition date, deriving the estimated fair values from assumptions unrelated market participants would use based on both observable and unobservable marketplace factors. Tangible assets acquired will be valued at their estimated fair values over their estimated useful economic lives. We estimate the average useful lives of tangible assets to be three to seven years and will depreciate or amortize the assets on a straight-line basis as it approximates the pattern of consumption.

Intangible assets acquired, if any are acquired will be valued at their estimated fair values using discounted cash flows and/or replacement cost (laboratory regulatory permits and licenses) models. We estimate the average useful life for the laboratory permits and licenses to be two years, expected to be amortized on a straight line basis.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM HEALTHCARE, INC.

Dated: December 7, 2015	By:	/s/ Chuck Talley
Chuck Talley
Chief Financial Officer